SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No._2_)*
                                        -

                        DIGITAL GENERATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   253921 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 15, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages

                       Exhibit Index Contained on Page 15


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 2 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                      (a)  [ ]    (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                      0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           0.0%
    11
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                 PN
----------- ------------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 3 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                      (a)  [ ]    (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       670,751 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4 is the general partner
             BENEFICIALLY                                  of ICP4
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           670,751 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                      670,751 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           2.4%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                 OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 4 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                      (a)  [ ]    (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       3,426 shares, which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund").  Integral NBT is
             BENEFICIALLY                                  the general partner of Side Fund
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           3,426 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                      3,426 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           0.00%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                 OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 5 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                      (a)  [ ]    (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                      0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                 PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 6 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                      (a)  [ ]    (b)   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       -0-
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                      0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           0.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                 PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 7 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                      (a)  [ ]    (b)   [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                  670,751 shares are directly owned by ICP4.  Integral Capital
                SHARES                                Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           670,751 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                      670,751 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           2.4%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                 PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  253921 10 0                                           13D        Page 8 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

            (a)             (b)  X

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                  3,426  shares are  directly  owned by Side  Fund.  Integral
                CAPITAL                               Capital  Partners  NBT,  LLC is the  investment  general
                PARTNER                               of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           3,426 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                      3,426 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           0.00%
    11
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                 PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  Digital Generation Systems, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  875 Battery Street, 2nd Floor
                  San Francisco, CA  94111

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE,
                           AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"). The principal business address of ICM3, ICM4 and Integral NBT is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM3, ICM4 and Integral NBT, this statement relates only to ICM3's, ICM4's and Integral NBT's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3, ICP4, and Side Fund, and none of ICM3, ICM4, or Integral NBT directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4 and Integral NBT, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4 and Integral NBT, respectively such that no single general partner of ICM3, ICM4 or Integral NBT has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  253921100

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]   Broker or dealer registered under Section 15 of the
                   Exchange Act.
         (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ]   Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.
         (d) [ ]   Investment company registered under Section 8 of the
                   Investment Company Act.
         (e) [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)
                   (ii)(E);
         (f) [ ]   An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);
         (g) [ ]   A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);
         (h) [ ]   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;
         (i) [ ]   A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment
                   Company Act;
         (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.
         ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management III, L.P. ("ICM3")

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class: 0.0%
                  (c)      Number of shares as to which such person has:
                           1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-
                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: -0-

         B.       Integral Capital Management IV, LLC ("ICM4")

                  (a)      Amount Beneficially Owned:  670,751
                  (b)      Percent of Class: 2.4%
                  (c)      Number of shares as to which such person has:
                           1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: 670,751
                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-
                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: 670,751

         C.       Integral Capital Partners NBT, LLC ("Integral NBT")
                  ---------------------------------------------------

                  (a)      Amount Beneficially Owned:  3,426
                  (b)      Percent of Class:  0.00%
                  (c)      Number of shares as to which such person has:
                           1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: 3,426
                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-
                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: 3,426

         D.       Integral Capital Partners III, L.P.

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class:  0.0%
                  (c)      Number of shares as to which such person has:
                           1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-
                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: -0-


         E.       Integral Capital Partners International III, L.P.
                  -------------------------------------------------

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class: 0.0%
                  (c)      Number of shares as to which such person has:

                           1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: -0-
                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-
                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: -0-

         F.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned:  670,751
                  (b)      Percent of Class: 2.4%
                  (c)      Number of shares as to which such person has:

                           1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: 670,751
                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-
                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: 670,751

         G.       Integral Capital Partners IV MS Side Fund, L.P.
                  -----------------------------------------------

                  (a)      Amount Beneficially Owned:  3,426
                  (b)      Percent of Class:  0.00%
                  (c)      Number of shares as to which such person has:

                           1.  Sole power to vote or to direct vote: -0-
                           2.  Shared power to vote or to direct vote: 3,426
                           3.  Sole   power  to   dispose   or  to  direct   the
                               disposition: -0-
                           4.  Shared   power  to   dispose  or  to  direct  the
                               disposition: 3,426

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
         --------------------------------------------------------

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 15, 2000

                                           INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a General Partner


                                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS NBT, LLC


                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS III, L.P.

                                            By Integral Capital Management III,
                                            L.P., its General Partner

                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a General Partner

                                            INTEGRAL CAPITAL PARTNERS
                                            INTERNATIONAL III, L.P.

                                            By Integral Capital Management III,
                                            L.P., its Investment General Partner

                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a General Partner


                                            INTEGRAL CAPITAL PARTNERS IV, L.P.

                                            By Integral Capital Management IV,
                                            LLC, its General Partner

                                            By        /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                      Pamela K. Hagenah
                                                      a Manager


                                            INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                            FUND, L.P.

                                            By Integral Capital Partners NBT,
                                            LLC, its General Partner

                                            By       /s/ Pamela K. Hagenah
                                               -----------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                  EXHIBIT INDEX

                                                                 Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          ---------------
Exhibit A:        Agreement of Joint Filing                            16

                                    EXHIBIT A

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated May 12, 2000 containing the information required by Schedule 13G, for the 674,177 Shares of capital stock of Digital Generation Systems, Inc. held by Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  May 15, 2000
                                           INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a General Partner


                                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS NBT, LLC


                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS III, L.P.

                                            By Integral Capital Management III,
                                            L.P., its General Partner

                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a General Partner

                                            INTEGRAL CAPITAL PARTNERS
                                            INTERNATIONAL III, L.P.

                                            By Integral Capital Management
                                            III, L.P., its Investment General
                                            Partner

                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a General Partner


                                            INTEGRAL CAPITAL PARTNERS IV, L.P.

                                            By Integral Capital Management IV,
                                            LLC, its General Partner

                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager


                                            INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                            FUND, L.P.

                                            By Integral Capital Partners NBT,
                                            LLC, its General Partner

                                            By       /s/ Pamela K. Hagenah
                                               ---------------------------------
                                                     Pamela K. Hagenah
                                                     a Manager